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                    UNITED STATES                             OMB APPROVAL
         SECURITIES AND EXCHANGE COMMISSION            OMB Number: 3235-0145
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                                                       hours per response...14.9
                                                       -------------------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO. _________)*


                             SUNHAWK.COM CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   867378 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  MAY 17, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)
[ ]   Rule 13d-1(c)
[X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



PAGE 1 - SCHEDULE 13G

CUSIP No. 867378 10 4
          -------------

--------------------------------------------------------------------------------
   1.     Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).
          THE SEATTLE FOUNDATION   #91-6013536
--------------------------------------------------------------------------------
   2.     Check the Appropriate Box if a Member of a Group (See Instructions).
          (a)
          (b)
--------------------------------------------------------------------------------
   3.     SEC Use Only
--------------------------------------------------------------------------------
   4.     Citizenship or Place of Organization     WASHINGTON, USA
--------------------------------------------------------------------------------
   Number of       5.    Sole Voting Power         266,658
   Shares          -------------------------------------------------------------
   Beneficially    6.    Shared Voting Power       0
   Owned by        -------------------------------------------------------------
   Each            7.    Sole Dispositive Power    266,658
   Reporting       -------------------------------------------------------------
   Person With     8.    Shared Dispositive Power  0
--------------------------------------------------------------------------------
   9.     Aggregate Amount Beneficially Owned by Each Reporting Person   266,658
--------------------------------------------------------------------------------
   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
   11.    Percent of Class Represented by Amount in Row (9)    7.3%
--------------------------------------------------------------------------------
   12.    Type of Reporting Person (See Instructions)                     CO
--------------------------------------------------------------------------------



PAGE 2 - SCHEDULE 13G

ITEM 1.
          (a)  NAME OF ISSUER:  Sunhawk.com Corporation (the "Issuer").

          (b)  ADDRESS OF PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER:
               223 Taylor Avenue North, Suite 200, Seattle, Washington 98109-5017.

ITEM 2.
          (a)  NAME OF PERSON FILING:  THE SEATTLE FOUNDATION.

          (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR ADDRESS OF THE REPORTING PERSON IS:
               425 Pike Street, Suite 510, Seattle, Washington 98101-2334.

          (c)  CITIZENSHIP:  THE SEATTLE FOUNDATION IS A WASHINGTON TAX-EXEMPT
               CORPORATION.

          (d)  TITLE OF CLASS OF SECURITIES:  Common Stock, no par value.

          (e)  CUSIP NUMBER:  867378104.

ITEM 3.   Not Applicable.

ITEM 4.   OWNERSHIP.

          (a)  AMOUNT BENEFICIALLY OWNED:  266,658

          (b)  PERCENT OF CLASS:  7.3%.

          (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

               (i)    SOLE POWER TO VOTE OR TO DIRECT THE VOTE:  266,658.
               (ii)   SHARED POWER TO VOTE OR TO DIRECT THE VOTE:  0.
               (iii)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:  266,658.
               (iv)   SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:  0.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:  Not Applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:  Not Applicable.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
          REPORTED ON BY THE PARENT HOLDING COMPANY:  Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:  Not Applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF A GROUP:  Not Applicable.

ITEM 10.  CERTIFICATION:  Not Applicable.



PAGE 3 - SCHEDULE 13G

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     July 1, 2001
                                       -----------------------------------------
                                                         Date

                                                  /s/ Anne V. Farrell
                                       -----------------------------------------
                                                       Signature

                                          Anne V. Farrell, President and CEO
                                       -----------------------------------------
                                                       Name/Title



PAGE 4 - SCHEDULE 13G